EXHIBIT 10.06

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first above written.

MARCO INTERNATIONAL CORPORATION

By:	/s/ Jordan Kestenbaum
Name:	Jordan Kestenbaum
Title:	Director

AMERICAN CARBON CORPORATION

By:	/s/ Mark Jensen
Name:	Mark Jensen
Title:	Chief Executive Officer

SALE AND REPURCHASE AGREEMENT

This Sale and Repurchase Agreement ("Agreement") is dated as of September 1, 2023, and is made by and between American Carbon Corporation a corporation organized under the laws of Indiana ("ACC") and MARCO INTERNATIONAL CORPORATION, a corporation organized under the laws of New York ("MARCO"). ACC and MARCO are sometimes hereinafter referred to as each, a "Party", and together, the "Parties".

WHEREAS, ACC is engaged in the business of delivering metallurgical coal (the "**Product**") for production of metallurgical coke;

WHEREAS, ACC and MARCO wish to enter into a sale and repurchase of the Product;

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the adequacy, receipt and sufficiency of which are hereby acknowledged, the Parties mutually agree as follows:

1. PRODUCT SPECIFICATIONS

ACC agrees to sell to MARCO and, pursuant to the terms described in Section 3 below, to repurchase from MARCO, the Product meeting the following specifications ("Specifications"):

Quality Type	Perry County Resources Typical	McCoy Elkhorn Coal Typical
Ash (Dry Basis)	Less than 12.0%	Less than 12.0%
Sulfur (Dry Basis)	Less than 1.0%	Less than 1.0%
Volatile Matter (Dry Basis)	35-39%	34-39%

2. SALE TERMS

2.1. QUANTITY AND DELIVERY TERMS

2.1.1 ACC shall tender for delivery to MARCO up to $20,000,000 of the Product, in the amounts and at such time or times as are of ACC's choosing, with a minimum of $1,000,000. Except as expressly set forth herein, ACC has made no warranty, express or implied, regarding the fitness for any purpose or use of the Product other than its conformity to the specification listed above.

2.1.2. MARCO shall be deemed to accept delivery of the Product on an FOB minesite stockpile, YK in an area ~~leased to Marco and~~ under regular supervision by mutually agreed CMA (duty and taxes unpaid), in the quantities described (as to weight, quality type, and any other customary identifying attributes) in the communication provided by ACC to MARCO at the time of each delivery, by allocation of the Product in ACC's warehousing facility as held for the benefit of MARCO (by ACC as gratuitous bailee under a separate Bailee Agreement to be executed by the Parties). A notice of bailment identifying MARCO as the owner of the Product so delivered shall be placed adjacent to the Product while it is in ACC's possession as bailee. ACC will send a photo of the Product owned by MARCO once weekly until such time as ACC repurchases the Product or MARCO sells the Product as set forth below.

2.2. SALE DOCUMENTS

For purposes of the payment by MARCO of the Purchase Price as per Section 2.3 below, ACC shall deliver to MARCO a scanned copy of the following documents:

(a) ACC's invoice to MARCO; and
(b) ACC's quality certificate;

2.3. PRICE AND PAYMENT

2.3.1. The agreed-upon price hereunder shall be $150 per Short Ton for Perry County material and $1700.00 per Short Ton for McCoy Elkhorn Complex ("Purchase Price") FOB Minesite Stockpile. Any State or local sales taxes relating to the sale of the Product by AREC to MARCO shall be borne by AREC.

2.3.2. MARCO shall pay to AREC an amount corresponding to 70% of the Purchase Price (the "Provisional Payment") for each Short Ton ownership transferred by ACC to MARCO promptly) upon ACC's tender for delivery via bailment to MARCO of the Product, invoice, and quality certificate described above.

3. REPURCHASE TERMS

3.1. QUANTITY AND DELIVERY TERMS

3.1.1 ACC shall repurchase the total quantity of the Product delivered to MARCO pursuant to Section 2.1.2 above within ninety (90) days from first payment made by MARCO ("Repurchase Period"). The Parties acknowledge and agree that ACC is not required to repurchase any minimum quantity of the Product during the Repurchase Period and that AREC may repurchase the entire quantity of the Product on the final day of the Repurchase Period. The Parties also acknowledge and agree that during the Repurchase Period (or the Extended Repurchase Period, as applicable) MARCO shall not have the right to sell the Product to anyone else other than ACC, except if there is a continuing default by ACC that has not been cured pursuant to Section 8.2 of this Agreement.

3.1.2. Delivery of any quantity of the Product repurchased by ACC shall be effected by release of the bailment obligations of ACC to MARCO and such other transfer of title documentation as ACC may reasonable request, promptly upon Marco's receipt of the payment of the Repurchase Price (as defined in Section 3.3.1 below).

3.1.3. For each repurchase, the weight of both the Product repurchased and remaining on bailment shall be indicated on the transfer documents. Losses resulting from any discrepancy on the weight indicated on such transfer documents shall be for ACC's account.

3.2. REPURCHASE DOCUMENTS

For purposes of the payment by ACC of the Repurchase Price as per Section 3.3 below, MARCO shall deliver to ACC a scanned copy of the following documents:

(a) MARCO's invoice within 3 days prior to payment;

(b) Following receipt of payment, confirmation of release of bailment and such transfer documents as ACC may reasonably request; and

(c) An acknowledgement of payment of MARCO's invoice within 3 days after receipt of payment from ACC.

3.3. PRICE AND PAYMENT

3.3.1

ACC shall repurchase the Product from MARCO

(i) at a price equal to the Purchase Price per Short Ton described in Section 2.3.1 less the Provisional Payment plus

(ii)

(a) a one-time fixed fee of 3.25% (the "**Standard Fee**") of the amounts remitted by MARCO to ACC pursuant to section 2.3.2; said amount to be collected by MARCO via offset against the Provisional Payment

(b) if any Short Tons of the Product is repurchased later than the Repurchase Period and prior to the expiration of the Extended Repurchjase Period, then instead of paying the Standard Fee, ACC shall pay to MARCO an additional fee of 2.5% making the total fee 5.75%. the additional fee is due upon ACC's declaration as described in 4.1.1 below.

3.3.1. ACC shall pay the Repurchase Price of any portion of the Product promptly upon the delivery of ACC's written notice of repurchase. Within three (3) days of the expiration of the Repurchase Period (or the Extended Repurchase Period as per Section 4.1 below), ACC shall repurchase and pay the Repurchase Price of any remaining Product.

3.3.2. The Parties acknowledge and agree that ACC shall be responsible for storage of the Product and cover the related costs of storage and warehousing from the date of its sale to MARCO and until the Product is repurchased by ACC (except if MARCO decides to keep the Product as described in Section 4.2 below, in which case the costs and expenses shall be mutually agreed upon and then be of MARCO's responsibility from such date on).

3.3.3. The Parties acknowledge and agree that MARCO at its option will insure the cargo under its own policy for the account of ACC or will be added as an additional named insured to any policy covering the Product. Any costs of insurance under this Section 3.3.3 will be solely borne by MARCO.

4. EXTENSION OF REPURCHASE PERIOD; BREACH OF REPURCHASE OBLIGATION

4.1.1 The Parties acknowledge and agree that the Repurchase Period shall be extended for an additional period of thirty (30) days upon a written request from ACC at least three (3) days prior to the expiration of the original Repurchase Period. The Repurchase Period, as extended, shall be referred to as the "Extended Repurchase Period".

4.1.2 For any Product that is repurchased during the 30 day extension of the Repurchase Period, ACC shall pay to Marco an additional 2.5% due upon declaration of the Extended Repurchase Period as outlined above.

4.2 If ACC fails to repurchase the total quantity of the Product from MARCO within the Repurchase Period (or the Extended Repurchase Period, as applicable), it shall be considered to be

be in default and MARCO shall have the right to retain the title of the remaining Product and resell it, subject to Section 4.3 below. ACC shall nonetheless remain responsible for the payment of the relevant Fees to MARCO as noted in section 3.3.

4.3. If ACC fails to repurchase the total quantity of the Product from MARCO on the last day of the Repurchase Period (or the Extended Repurchase Period, as applicable), and MARCO decides to keep the remaining Product and resell it for a price agreed between MARCO and any arms-length, non-affiliated buyer (the "**Sale Price**") (by delivering a written notice to ACC of its intent), MARCO shall pay to ACC upon the receipt of the proceeds of any resale of the Product (which shall be notified to ACC in writing):

(i) the remaining amount due to ACC; minus
(ii) the relevant amount due to MARCO and unpaid in respect to ACC fees and costs; minus
(iii) any difference between the Sale Price and the Purchase Price, if the Sale Price is lower

Notwithstanding the foregoing, if MARCO is unable to resell the Product directly terms agreeable to ACC and MARCO, ACC shall use its best efforts to sell the Product at the highest price which it can reasonably obtain in the market at such time, for coal of identical (or, if no identical comparison is available, substantially comparable) quantity, quality, location, and source thereof, to its own customers under existing sale and purchase contracts and shall assign to MARCO the right to receive from the sale proceeds thereof the amounts due to Marco (calculated based on the formula described in this Section 4.3).
Any such sales and commercial terms shall be subject to MARCO's agreement which shall not be unreasonably withheld, conditioned, or delayed. Any proceeds realized through such sales shall be credited to ACC's obligations hereunder and shall in no case release ACC from any other outstanding obligations hereunder

5. TRUE UP OF INVENTORY VALUE

The Parties acknowledge that the payments made by MARCO hereunder shall not exceed 70% of Product value. Furthermore the Parties acknowledge and agree that for the purposes of determing Product value, the Atlantic High Vol B quotation issued by Platt's in its SBB Steel Markets Daily publication shall serve as the "**Market Price**". If at any time during the Repurchase Period (or the Extended Repurchase Period, as applicable) the Market Price is at least % lower, ACC shall remit to MARCO the amount equal to (i) the number of Metric Tons of Product not yet repurchased by ACC from MARCO times (ii) 70% of the difference between the then-current Market Price and the Purchase Price in effect (each such payment, a "**Margin Deposit**"), within two (2) business days after MARCO's written notice by way of a wire transfer payment to MARCO's nominated bank account. For puposes of Margin calculations only, the Purchase Price shall be adjusted to the Market Price following MARCO's receipt of the Margin Deposit. Subsequent Margin Deposits shall be due MARCO for each 7% reduction in the Market Price.

On the final date of payment of the Repurchase Price pursuant to Section 3.3.2, if the Purchase Price is higher than the Market Price then-in-effect, amounts held as Margin Deposits shall be applied to offset ACC's obligation in respect of the Repurchase Price.

6. REPRESENTATIONS, WARRANTIES AND COVENANTS

6.1. ACC represents, warrants and covenants to MARCO that:

(a) Existence. ACC is a corporation duly formed, validly existing and in good standing under the laws of the State of Indiana.

(b) Business. ACC has full power to own its properties and to conduct its business as presently conducted.

(c) Company Authority. ACC has company authority to enter into and perform its obligations under this Agreement, and its execution, delivery and performance of this Agreement has been duly and validly authorized.

(d) Title: On the sale date of the Product, ACC has good, absolute and marketable title to, and unrestricted possession of, the Product, all free and clear of all liens, mortgages, pledges, encumbrances, security interests, charges, restrictions of any kind, and any accrued, absolute, contingent or other liabilities of any nature, including, without limitation, liabilities for income taxes, sales taxes, excise taxes, property taxes or other taxes.

6.2. MARCO represents, warrants and covenants to ACC that:

(a) Existence. MARCO is a company duly formed, validly existing and in good standing under the laws of New York, United States.

(b) Business. MARCO has full power to own its properties and to conduct its business as presently conducted.

(c) Corporate Authority. MARCO has corporate authority to enter into and perform its obligations under this Agreement, and its execution, delivery and performance of this Agreement has been duly and validly authorized.

(d) Title: On the date of the repurchase of the Product by ACC, MARCO has good, absolute and marketable title to, and unrestricted possession of, the Product, all free and clear of all liens, mortgages, pledges, encumbrances, security interests, charges, restrictions of any kind, and any accrued, absolute, contingent or other liabilities of any nature, including, without limitation, liabilities for income taxes, sales taxes, excise taxes, property taxes or other taxes.

7.INDEMNIFICATION; LIMITED LIABILITY

The Parties shall fully indemnify, hold harmless and defend each other and its directors, officers, employees, agents and affiliates (collectively, "Indemnified Parties") from and against all claims, actions, suits, demands, damages, liabilities, obligations, losses, settlements, judgments, costs and expenses (including without limitation reasonable attorney's fees and costs) (collectively, "Claims"), which arise out of, relate to or result from claims of third parties relating to (1) any breach of any representation or warranty of such Party contained in this Agreement or (2) any breach of any covenant or other obligation or duty of such Party under this Agreement, except that no Party shall be liable to the other for Claims resulting from the willful misconduct, bad faith or gross negligence of such Indemnified Party. Notwithstanding the foregoing, in no event shall any Party be liable under this Agreement for consequential, indirect or special damages, including without limitation lost profits, revenues, production or business. This Section 7 shall survive the termination or expiration of this Agreement.

8.TERM OF AGREEMENT; TERMINATION

8.1. This Agreement shall be valid for a term commencing on date of this Agreement and ending on the date on which the Repurchase Price or the Purchase Price, as applicable, and any amounts owing to Marco hereunder are paid in full.

8.2. This Agreement may be terminated for cause by any Party upon the occurrence of any of

the following events:

(a) a breach by any Party of any obligation, which has not been cured within fifteen (15) days of receipt of a written notice from the non-defaulting Party; provided, however, if such breach is incurable, the non-defaulting Party may terminate this Agreement immediately; and

(b) without notice to the other Party, (i) upon the institution by or against either Party of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of either Party's debts, (ii) upon either Party becoming insolvent, (iii) upon either Party making an assignment for the benefit of creditors which will affect such Party's ability to perform hereunder, or (iv) upon either Party's dissolution or ceasing to do business.

8.3. The Parties acknowledge and agree that the right of any Party to terminate this Agreement pursuant to Section 8.2 is in addition to any rights and remedies available to such Party, whether at law, in equity or in contract.

9. NOTICES; BANKING INFORMATION

9.1. Any notices to be provided to the Parties under this Agreement shall be delivered to the following addresses (whether by mail or electronic email):

To ACC:

American Carbon Corporation
12115 Visionary Way, Suite 174
Fishers, IN 46038
Attn: Mark Jensen
Email: mcj@americancarboncorp.com

To MARCO:

Marco International Corporation
152 West 57th Street
25th Floor New York, NY 10019
Attn: Jordan Kestenbaum
Email: jkestenbaum@marcointernational.com

9.2. Payments of any amounts due to either Party hereunder shall be remitted to the following

bank accounts: To **AREC**: As instructed in writing.

To **MARCO**:
As instructed in writing

10. ARBITRATION; APPLICABLE LAW

10.1. This Agreement shall be governed by and construed in accordance with the laws of New York, United States without regard to conflicts of law rules. The UN Convention on Contracts for the International Sale of Goods 1980 does not apply to this Agreement.

10.2. The Parties agree that any controversy or claim arising out of, or relating to, or in

connection with this Agreement, or the breach, termination or validity thereof, shall be settled by binding arbitration. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules (including the expedited procedures thereunder) of the American Arbitration Association ("**Arbitration Rules**").

10.3. The seat of the arbitration shall be New York, NY, United States and it shall be conducted in English. The governing laws of the arbitration shall be New York, United States. The Parties submit to the jurisdiction of any court of competent jurisdiction for the limited purpose of enforcing this Agreement to arbitrate and to seek and order of any equitable or injunctive relief necessary to prevent harm pending arbitration.

10.4. The arbitration shall be conducted by one (1) arbitrator who will be selected by mutual agreement of the Parties within fifteen (15) days after the receipt of written demand to arbitrate. If the Parties are unable to reach an agreement on the sole arbitrator, such sole arbitrator shall be appointed in accordance with the Arbitration Rules.

10.5. The arbitration award shall be final and binding on the Parties and non-appealable. Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant Party or its assets. Expenses of arbitration shall be divided equally between the parties. The arbitration award shall, however, require the non-prevailing party to reimburse the prevailing party reasonable attorneys' fees and expenses of arbitration. Any arbitration award must be paid in U.S. dollars and the payer shall be responsible for any fees, charges, or taxes imposed by any governmental authority for the transfer of such award money outside of any jurisdiction.

10.6. This Section 10 shall survive the termination of this Agreement.

11. SEVERABILITY

Should any provision of this Agreement be held to be invalid, inoperative, or unenforceable, the remainder of this Agreement shall not be affected, and the Parties shall replace such invalid, inoperative, or unenforceable provision with a valid, operative, and enforceable provision which corresponds to the greatest extent possible to the purpose and economic effect of such invalid, inoperative, or unenforceable provision.

12. AMENDMENTS

Modification, amendment, or deletion of any provision of this Agreement shall be valid and enforceable only if it is made in a writing duly executed by the Parties that specifically references this Agreement.

13. NO WAIVER

Failure by either party at any time to require performance by the other party or to claim a breach of any provision of this Agreement will not be construed as a waiver of any subsequent breach, nor affect the binding nature of this Agreement nor any part thereof, nor prejudice either party as regards to any subsequent action.

14. ASSIGNMENTS; ASSIGNS AND SUCCESSORS

Neither this Agreement nor any of the rights, interests or obligations of any Party hereunder may be assigned, delegated or otherwise transferred by either Party, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other Party, and any attempted

assignment, delegation or other transfer without such consent will be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

15. ENTIRE AGREEMENT

This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof, and supersedes and replaces any prior or contradictory representations, warranties, or agreements with respect with the subject matter hereof.

16. COUNTERPARTS

The Parties acknowledge and agree that this Agreement may be executed by electronic signature, which shall be considered as an original signature for all purposes and shall have the same force and effect as an original signature. This Agreement may be executed in two or more counterparts, each of which together shall be deemed an original, but all of which together shall constitute one and the same instrument. In the event that any signature is delivered by facsimile transmission or by e- mail delivery of a ".pdf" format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or ".pdf" signature page were an original thereof.

[SIGNATURES FOLLOW]